CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Jump Securities due 2012	$1,000,000	$116.10

August 2011 Pricing Supplement No. 920 Registration Statement No. 333-156423 Dated August 5, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Jump Securities based on the Performance of the iShares® MSCI Pacific ex-Japan Index Fund
due September 12, 2012

The Jump Securities are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for Jump Securities and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the final share price is greater than the initial share price, an investor will receive for each $1,000 stated principal amount of securities that the investor holds the $1,000 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 5, 2011
Original issue date:	August 12, 2011 (5 business days after the pricing date)
Maturity date:	September 12, 2012
Underlying shares:	Shares of the iShares® MSCI Pacific ex-Japan Index Fund
Payment at maturity:
If the final share price is greater than the initial share price,
$1,000 + upside payment
If the final share price is less than or equal to the initial share price,
$1,000 × share performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero.

Upside payment:
$180 per security (18% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $1,180 per security.

Initial share price:	$42.60, the closing price of one underlying share on August 4, 2011
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	September 5, 2012, subject to postponement for non-trading days or certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617482WZ3
ISIN:	US617482WZ35
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of Interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$2.50	$997.50
Total	$1,000,000	$2,500	$997,500
(1)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $2.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Jump Securities.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Jump Securities dated July 28, 2011

Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Jump Securities based on the Performance of the iShares® MSCI Pacific ex-Japan Index Fund
due September 12, 2012

Fact Sheet

The securities are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for Jump Securities and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the final share price is greater than the initial share price, an investor will receive for each $1,000 stated principal amount of securities that the investor holds the $1,000 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
August 5, 2011	August 12, 2011 (5 business days after the pricing date)	September 12, 2012, subject to postponement for non-trading days or certain market disruption events.
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Pacific ex-Japan Index Fund
Aggregate principal amount:	$1,000,000
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
$1,000 + upside payment
If the final share price is less than or equal to the initial share price,
$1,000 × share performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero.

Upside payment:
$180 per security (18% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $1,180 per security.

Initial share price:	$42.60, the closing price of one underlying share on August 4, 2011
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	September 5, 2012, subject to adjustment for non-trading days or certain market disruption events.
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 8.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482WZ3
ISIN:	US617482WZ35
Minimum ticketing size:	100 securities
Tax considerations:
Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange, and

▪ subject to the discussion below concerning the potential application of the “constructive ownership” rule, upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (and an interest charge will be imposed).  U.S. investors should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Additional Considerations for Securities that Provide for the Greater of a Fixed Upside Payment and an Upside Return Based on the Increased Value of the Underlying” in the accompanying prospectus supplement for Jump Securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, have carried out, and will continue to carry out, hedging

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due September 12, 2012

activities in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares.  Such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan

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consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $2.50 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the prospectus supplement for Jump Securities and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$180 (18% of the stated principal amount)
Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final share price is greater than the initial share price, the payment at maturity on the securities is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the upside payment of $180 per security.  Under the terms of the securities, an investor would receive the payment at maturity of $1,180 per security at any final share price greater than the initial share price.

▪
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity would be $750 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$1,000    +    Upside Payment

The upside payment will be $180 per security.

If the final share price is less than or equal to the initial share price:

$1,000    ×    Share Performance Factor

Principal		Share Performance Factor
$1,000	×	final share price initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $180 per security (18% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  See “How the Jump Securities Work” on page 6.

▪
Market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	dividend rates on the underlying shares and on the stocks composing the MSCI Pacific ex-Japan Index,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the real estate market or equities markets generally and which may affect the final share price of the underlying shares,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 13.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the shares of the iShares® MSCI Pacific ex-Japan Index Fund.  Investing in the securities is not equivalent to investing in the underlying shares, the MSCI Pacific ex-Japan Index or the stocks that constitute the MSCI Pacific ex-Japan Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI Pacific ex-Japan Index.

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▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

▪
The value of the underlying shares are subject to currency exchange risk. Because the prices of the underlying shares are related to the U.S. dollar value of stocks underlying the iShares® MSCI Pacific ex-Japan Index Fund, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Pacific ex-Japan Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Adjustments to the underlying shares or to the MSCI Pacific ex-Japan Index could adversely affect the value of the securities.  As the investment adviser to the iShares® MSCI Pacific ex-Japan Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Pacific ex-Japan Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI Pacific ex-Japan Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Pacific ex-Japan Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Pacific ex-Japan Index or make other methodological changes that could change the value of the MSCI Pacific ex-Japan Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Pacific ex-Japan Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Pacific ex-Japan Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the MSCI Pacific ex-Japan Index are different.  The performance of the underlying shares may not exactly replicate the performance of the MSCI Pacific ex-Japan Index because the iShares® MSCI Pacific ex-Japan Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Pacific ex-Japan Index.  It is also possible that the iShares® MSCI Pacific ex-Japan Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Pacific ex-Japan Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Pacific ex-Japan Index Fund and the MSCI Pacific ex-Japan Index or due to other circumstances.  The iShares® MSCI Pacific ex-Japan Index Fund generally invests at least 90% of its assets in securities of the MSCI Pacific ex-Japan Index and in depositary receipts representing securities of the MSCI Pacific ex-Japan Index. The iShares® MSCI Pacific ex-Japan Index Fund may invest the remainder of its assets in securities not included in the MSCI Pacific ex-Japan Index but which the Investment Adviser believes will help the iShares® MSCI Pacific ex-Japan Index Fund track the MSCI Pacific ex-Japan Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

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▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, the share performance factor or the share percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the MSCI Pacific ex-Japan Index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying shares or the MSCI Pacific ex-Japan Index), including trading in the underlying shares, the stocks underlying the MSCI Pacific ex-Japan Index and in other instruments linked to the underlying shares or the MSCI Pacific ex-Japan Index.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the MSCI Pacific ex-Japan Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (and an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For

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example, under one treatment, U.S. Holders could be required to accrue interest income as original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® MSCI Pacific ex-Japan Index Fund.  The iShares® MSCI Pacific ex-Japan Index Fund is an exchange-traded fund managed by iShares, Inc.  iShares, Inc. (“iShares®”) consists of numerous separate investment portfolios, including the iShares® MSCI Pacific ex-Japan Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Pacific ex-Japan Index.  It is possible that this fund may not fully replicate the performance of the MSCI Pacific ex-Japan Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Securities and Exchange Commission ( the “Commission”) by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

We and/or our affiliates may presently or from time to time engage in business with iShares®.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a purchaser of the securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described above.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Pacific ex-Japan Index®.  The MSCI Pacific ex-Japan Index® is calculated, published and disseminated daily by MSCI Inc. As of July 2011, the MSCI Pacific ex-Japan Index® consisted of the following four developed market country indices: the MSCI Australia Index®, the MSCI Hong Kong Index®, the MSCI New Zealand Index® and the MSCI Singapore Index®. The MSCI Pacific ex-Japan Index was developed with a base value of 100 as of December 31, 1969.  The MSCI Pacific ex-Japan Index® is described under the heading “Annex A—Underlying Indices and Underlying Index Publishers Information— MSCI Pacific Ex-Japan Index®” and “—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for Jump Securities.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 1, 2006 through August 5, 2011.  The related graph sets forth the daily closing prices of the shares of the iShares® MSCI Pacific ex-Japan Index Fund for the same period.  The closing price of the underlying shares on August 5, 2011 was $42.03.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® MSCI Pacific ex-Japan Index Fund (CUSIP 464286665)	High ($)	Low ($)	Period End ($)
2006
First Quarter	35.2667	33.5800	34.9833
Second Quarter	39.1500	33.2733	35.7667
Third Quarter	37.9900	34.8000	36.9833
Fourth Quarter	42.5600	37.0667	41.7467
2007
First Quarter	44.8733	40.2167	44.7833
Second Quarter	49.7767	45.0100	48.8333
Third Quarter	55.4333	42.8667	55.4333
Fourth Quarter	60.6100	49.6867	51.4267
2008
First Quarter	51.2933	43.0900	45.1933
Second Quarter	51.8733	45.1333	45.3633
Third Quarter	45.5033	33.8600	35.9000
Fourth Quarter	35.8600	19.5800	26.3500
2009
First Quarter	26.9000	20.0600	24.6300
Second Quarter	33.8800	25.2500	31.6700
Third Quarter	40.5300	29.6300	40.5300
Fourth Quarter	43.4400	38.6100	41.3700
2010
First Quarter	43.6600	37.2700	42.9600
Second Quarter	45.1100	34.7200	35.7400
Third Quarter	44.9400	35.8200	44.3000
Fourth Quarter	48.9100	44.4900	46.9800
2011
First Quarter	48.3100	43.3200	48.3100
Second Quarter	50.9200	45.2100	47.6100
Third Quarter (through August 5, 2011)	48.0100	42.0300	42.0300

Shares of the iShares® MSCI Pacific ex-Japan Index Fund Daily Closing Prices January 1, 2006 to August 5, 2011

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at. www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for Jump Securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Jump Securities dated July 28, 2011
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for Jump Securities or in the prospectus.

As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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